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                                                            Exhibit 5.1

                                     September 23, 1997


U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

         Re:      Lillian Vernon Corporation

Gentlemen:

         We have acted as counsel for Lillian Vernon Corporation (the "Company") in connection with the preparation and filing of the Registration Statement on Form S-8 (the "Registration Statement") pursuant to which (i) 50,000 shares of the Company's common stock ("Common Stock") are reserved for issuance to non-employee directors of the Company upon the exercise of non-qualified stock options pursuant to the Company's 1997 Stock Option Plan for Non-Employee Directors and (ii) 525,000 shares of the Company's Common Stock are reserved for issuance pursuant to the Company's 1997 Performance Unit, Restricted Stock, Non-Qualified Option and Incentive Stock Option Plan (both plans hereinafter referred to as the "Plans").

         We are familiar with the proceedings by which the Plans and the shares of Common Stock have been authorized. We are familiar with the proceedings by which the 575,000 shares of Common Stock reserved for the Plans were approved by the Company's stockholders. We have reviewed and are familiar with the Certificate of Incorporation, as amended, and the By Laws of the Company and such other corporate records and documents as we have deemed necessary to express the opinion herein stated. We have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents

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of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

         Based upon the foregoing, and having regard to legal considerations we deem relevant, we are of the opinion that the shares of Common Stock have been duly and validly authorized for issuance by the Company, and when issued under the circumstances contemplated by the Plan, will be legally issued, fully paid and non-assessable.

         We consent to the reference to our firm and the use of this opinion as Exhibit 5.1 to the Registration Statement.

                                           Very truly yours,

                                           /s/ Salon, Marrow & Dyckman, LLP

                                           Salon, Marrow & Dyckman, LLP


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